Exhibit 99.2

SQL TECHNOLOGIES CORP.

CONSENT TO BE NAMED AS A DIRECTOR

In connection with the filing by SQL Technologies Corp. of the Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a member of the board of directors of SQL Technologies Corp., with such appointment to be effective immediately upon the effectiveness of the Registration Statement.

I also consent to the filing of this consent as an exhibit to such Registration Statement and any and all amendments thereto.

Dated: December 16, 2021

By:	/s/ Efrat Greenstein Brayer

Name:	Efrat Greenstein Brayer